Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores to Present at the Nomura 3rd Annual Consumer/Retail Summit and at the Barclays Retail and Consumer Discretionary Conference

HOUSTON, TX, April 21, 2014 - Stage Stores, Inc. (NYSE: SSI) announced today that Michael Glazer, President and Chief Executive Officer, Oded Shein, Chief Financial Officer and Steve Lawrence, Chief Merchandising Officer, will make a presentation at the Nomura 3rd Annual Consumer/Retail Summit on Monday, April 28, 2014, at 8:00 a.m. Eastern Time. The conference is being held at Nomura’s New York City office.

The Company also announced today that Mr. Glazer, Mr. Shein and Mr. Lawrence will make a presentation at the Barclays Retail and Consumer Discretionary Conference on Tuesday, April 29, 2014, at 11:15 a.m. Eastern Time. The conference is being held at Barclays’ New York City office.

A live webcast of each presentation will be available. To access each webcast, log on to the Company's website at www.stagestoresinc.com and then click on Investor Relations, then Webcasts and then the webcast link. A replay of each presentation will be available online for approximately 30 days.

The PowerPoint presentation that management will be using at each conference will be available for viewing in the Investor Relations section of the Company’s website.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles and Stage names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 850 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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